Exhibit 3.1

ARTICLES OF AMENDMENT
TO
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
FEDERATED NATIONAL HOLDING COMPANY
(Document No. S36299)

Pursuant to the provisions of Section 607.1006, Florida Statutes, FEDERATED NATIONAL HOLDING COMPANY, a Florida corporation (the “Company”), adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST:	Article V, Section E. of the Company’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

“E.          Amendments. Notwithstanding anything contained in these Articles of Incorporation to the contrary, this Article V shall not be altered, amended or repealed except by an affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote for the election of directors.”

SECOND:	Article VII of the Company’s Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

“ARTICLE VII - SPECIAL MEETINGS OF SHAREHOLDERS

Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock, special meetings of shareholders of the Company may be called only by (i) the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, (ii) the Company's Chief Executive Officer or (iii) holders of record who hold, in the aggregate, a net long position (as defined in the Bylaws of the Company) in shares representing at least twenty-five percent (25%) of the outstanding shares of the Company (the “Requisite Percentage”) at the time the special meeting is called and who continue to hold such Requisite Percentage through the date of such special meeting of the shareholders of the Company, subject to and in compliance with the procedures and other requirements as provided in the Bylaws of the Company. Notwithstanding anything contained in these Amended and Restated Articles of Incorporation to the contrary, this Article VII shall not be altered, amended or repealed except by an affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote at a shareholders' meeting duly called for such purpose.”

THIRD:	Article VIII of the Company’s Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

“ARTICLE VIII - NO SHAREHOLDER ACTION WITHOUT A MEETING

Any action required or permitted to be taken by the shareholders of the Company shall be taken at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Notwithstanding anything contained in these Amended and Restated Articles of Incorporation to the contrary, this Article VIII shall not be altered, amended or repealed except by an affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote at a shareholders' meeting duly called for such purpose.”

FOURTH:	Article X of the Company’s Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

“ARTICLE X - BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or any part hereof. Certain provisions of the Bylaws, as stated therein, may not be altered, amended or repealed except by the affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote at a shareholders' meeting duly called for such purpose. Except for such provisions requiring a majority vote to alter, amend or repeal, the Bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the shareholders upon the affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote at a shareholders' meeting duly called for such purpose.”

Notwithstanding anything contained in these Amended and Restated Articles of Incorporation to the contrary, this Article X shall not be altered, amended or repealed except by an affirmative vote of at least a majority of the outstanding shares of capital stock of the Company entitled to vote at a shareholders' meeting duly called for such purpose.”

FIFTH:	Except as hereby expressly amended, the Amended and Restated Articles of Incorporation of the Company shall remain the same.

SIXTH:
The foregoing amendment was approved by the shareholders of the Company on September 13, 2016.  The number of votes cast for the amendment was sufficient for approval.  There were no voting groups entitled to vote separately on the amendment.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed by a duly authorized officer of the Company on July 14, 2017.

/s/ Michael H. Braun

Name:	Michael H. Braun

Title:	Chief Executive Officer & President